Exhibit 99.1

FOR IMMEDIATE RELEASE

CatchMark’s Triple T Joint Venture Reaches Definitive Agreement on Sale of 301,000 Acres of Prime East Texas Timberlands

ATLANTA – July 30, 2021 – CatchMark Timber Trust, Inc. (NYSE: CTT) today announced its Triple T joint venture has reached a definitive agreement with a client of the Hancock Natural Resource Group, Inc., a Manulife Investment Management company, to sell 301,000 acres of prime East Texas timberlands for approximately $498 million in cash, or approximately $1,656 per acre. CatchMark serves as the asset manager and general partner of the venture on behalf of a consortium of institutional investors.

The property to be sold represents a portion of the 1.1 million acres in East Texas owned by Triple T, which was purchased in July 2018 for $1,264 per acre. The transaction is expected to close in the third quarter of 2021, subject to customary closing conditions. The proceeds of the sale will be used to reduce Triple T’s leverage and to pay down a portion of the preferred partnership interests in the joint venture.

CatchMark Chief Executive Officer Brian M. Davis said: “Over the past three years, we have enhanced Triple T’s financial performance and increased its per acre value. We have delivered value at the asset-level, as exemplified by the amended supply agreement negotiated with Georgia-Pacific last year, which enables Triple T to achieve market-based pricing on timber sales and expands its ability to sell timber and timberland parcels to other third parties. This transaction underscores our commitment to act decisively to pursue recapitalization opportunities for Triple T and we will continue to take further steps to unlock the value of the asset.”

As of January 1, 2021, Triple T has increased its merchantable tons per acre by 16%, to nearly 41 tons per acre, and increased its site index by 7% as a result of improved silvicultural practices. Triple T increased annual revenue by 55% as compared to the year before the joint venture’s inception in 2018 by not only successfully operating under its two market-based wood supply agreements, but also unlocking value through a robust land sale program.

Mr. Davis continued, "Today’s announcement, as well as our recently announced agreement to sell our Oregon property, advances our strategy of prioritizing the growth of our core portfolio of prime timberlands in superior mill markets in the U.S. South. This is where we already operate a robust platform and see the greatest opportunity to support future growth. We believe that executing this strategy will enable us to deliver sustainable and predictable cash flows and maximize shareholder value."

Perella Weinberg Partners and Raymond James acted as financial advisors and Smith, Gambrell & Russell, LLP acted as legal advisor to the Triple T joint venture in the transaction.

Exhibit 99.1
About CatchMark
CatchMark (NYSE: CTT) seeks to deliver consistent and growing per share cash flow from disciplined acquisitions and superior management of prime timberlands located in high demand U.S. mill markets. Concentrating on maximizing cash flows throughout business cycles, the company strategically harvests its high-quality timberlands to produce durable revenue growth and takes advantage of proximate mill markets, which provide a reliable outlet for merchantable inventory. Headquartered in Atlanta and focused exclusively on timberland ownership and management, CatchMark began operations in 2007 and owns interests in 1.5 million acres* of timberlands located in Alabama, Florida, Georgia, Oregon, South Carolina and Texas. For more information, visit www.catchmark.com.
* As of March 31, 2021

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements in this press release include, but are not limited to, that we expect the Triple T sale transaction to close in the third quarter of 2021, that we will continue to take steps to unlock the value of the asset, and that executing our strategy will enable us to deliver sustainable and predictable cash flow and maximize stockholder value. Risks and uncertainties that could cause our actual results to differ from these forward-looking statements include, but are not limited to, that (i) the conditions to closing the transaction may not be satisfied in a timely manner or at all; (ii) we may not be successful in recapitalizing the Triple T asset and as a result our investment in the joint venture may lose some or all of its value; (iii) we may not be successful in effectively managing the Triple T joint venture and the anticipated benefits of the joint venture may not be realized, including that our asset management fee could be deferred or decreased and our investment in the joint venture may lose some or all of its value; (iv) we may not generate the harvest volumes from our timberlands that we currently anticipate; (v) the demand for our timber may not increase at the rate we currently anticipate or could decline due to changes in general economic and business conditions in the geographic regions where our timberlands are located, including as a result of the COVID-19 pandemic and the measures taken as a response thereto; (vi) a downturn in the real estate market, including decreases in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (vii) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (viii) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (ix) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (x) we may not be able to make large dispositions of timberland in capital recycling transactions at prices that are attractive to us or at all; (xi) we may not be able to access external sources of capital at attractive rates or at all; (xii) potential increases in interest rates could have a negative impact on our business; (xiii) our share repurchase program may not be successful in improving stockholder value over the long-term; (xiv) our joint venture strategy may not enable us to access non-dilutive capital and enhance our ability to make acquisitions; and (xv) the factors described in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our other filings with the Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.

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Exhibit 99.1
Contacts

Investors:	Media:
Ursula Godoy-Arbelaez	Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794	(203) 268-0158
info@catchmark.com	marybeth@millerryanllc.com